EXHIBIT 99.1

For Immediate Release:
Monday, June 2, 2003

Metrocall Contact:
Timothy J. Dietz
Director, Corporate Communications
& Investor Relations
(703) 660-6677x6231
dietzt@metrocall.com

Metrocall Makes $10 Million PIK Note Prepayment
Continues to Redeem Debt Ahead of Schedule

     Alexandria, VA, Monday, June 2, 2003 — Metrocall Holdings, Inc. (OTCBB: MTOH), the second largest narrowband wireless paging carrier in the United States, today announced that it has made a $10 million prepayment on account of approximately $21.5 million aggregate principal amount outstanding on its 12% senior subordinated PIK Notes. This and other recent accelerated prepayments on account of Metrocall’s newly retired $60 million senior debt facility leaves Metrocall with a remaining debt balance of approximately $11.5 million outstanding, including accrued interest. In addition, the Company has outstanding preferred stock with a liquidation preference of approximately $64.4 million and one million shares of common stock. Please refer to Metrocall’s most recent report on Form 10-Q and annual report on Form 10-K for details on these securities. Unrestricted cash balances after the repayment were approximately $14 million. Since its October 2002 reorganization, the Company has repaid $70 million aggregate principal amount of the original total of $80 million in debt securities issued in connection with its reorganization.

     Vincent D. Kelly, Metrocall’s President and CEO said, “This prepayment is further confirmation that the Company’s operations are performing well. Metrocall is focused on becoming debt free as soon as possible to enhance our ability to operate in a competitive and challenging wireless communications marketplace.”

About Metrocall, Inc.

     Metrocall, Inc. headquartered in Alexandria, Virginia, is the nation’s second largest narrowband wireless messaging provider offering paging products and other wireless services to business and individual subscribers. With national networks and operations in over 100 locations, the Company provides reliable and cost effective wireless services that are well suited for solving the mobile business communication needs of enterprises. Metrocall focuses on the business-to-business marketplace and supports organizations of all sizes, with a special emphasis on the medical and government sectors. In addition to traditional numeric and one-way word paging, the Company also offers two-way interactive advanced messaging, wireless e-mail solutions, as well as mobile voice and data services through AT&T Wireless and Nextel. Also, Metrocall offers Integrated Resource Management Systems with wireless connectivity solutions for medical, business and campus environments. For more information on Metrocall please visit our Web site and on-line store at www.metrocall.com or call 800-800-2337.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements,” within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall Holdings expects or anticipates will occur in the future. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Business Risks include the possibility that two-way service may lack vendor support, quantity and quality. Please refer to Metrocall’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.